Hostess Brands, Inc. Announces Strong First Quarter 2022 Financial Results

Strong Consumer Demand Drives 25% Organic Net Revenue Growth
Raises 2022 Full Year Guidance

LENEXA, KS, May 4, 2022 - Hostess Brands, Inc. (NASDAQ: TWNK) (the “Company”, “we”, “our”) today reported its financial results for the three months ended March 31, 2022.
“Our exceptional top-line and bottom-line growth in the first quarter highlighted our access to growing occasions, best-in-class business model, and accelerating innovation and marketing capabilities as outlined in our recent Investor Day presentations. Our strong volume growth during the quarter, even as we successfully implemented pricing actions to offset high inflation, underscores favorable snacking behaviors as well as our superior innovation and supply-chain execution,” commented Andy Callahan, the Company’s President and Chief Executive Officer.
He continued, “We are raising our full year guidance to reflect our strong momentum even as we take actions to mitigate escalating inflationary headwinds due to the recent macro events.”

First Quarter 2022 Financial Highlights1
▪Net revenue of $332.1 million increased 25.1% from the same period last year as strong, broad-based consumer demand drove volume growth which contributed 15% of the growth this quarter, with the remaining growth from planned pricing actions and favorable product mix.
▪Gross profit increased 21.0% to $115.6 million. On an adjusted basis, gross profit increased 21.3% to $115.8 million, or 34.9% of net revenues as pricing and productivity largely offset double-digit inflation.
▪Net income was $34.6 million or $0.25 per diluted share. Adjusted net income increased 41.3% to $38.0 million, and adjusted EPS was $0.27 compared to $0.20 in the prior year period.
▪Adjusted EBITDA increased 23.8% to $77.4 million, the second consecutive quarter of record-high quarterly adjusted EBITDA. Adjusted EBITDA margin of 23.3% was largely in-line with the prior year period.
▪Cash and cash equivalents were $238.4 million as of March 31, 2022, reflecting a net leverage ratio of 3x.
▪Capital expenditures increased to $24.9 million from $10.9 million in the prior-year period. The Company continues to expect capital expenditures to be in the $120-$140 million range in 2022.
▪Raising full year 2022 guidance for net revenue growth to at least 12%, adjusted EBITDA towards the higher end of its initial $280 - $290 million range while maintaining its adjusted EPS guidance of $0.93 - $0.98.
Other Highlights
▪Hostess Brands’ Sweet Baked Goods point-of-sale (“POS”) increased 24.7% and its share of the category increased by 135 basis points to 22.0% driven by solid core performance and strong contribution from new products innovation.
▪Voortman® branded POS grew 29.0% and its share of the Cookie category increased 342 basis points reflecting continued consumer demand in the faster-growing sugar-free cookies sub-segment and distribution gains.
▪Inflation is now expected to be at least high teens, including the impact from stronger-than-expected volume growth. We are planning additional pricing actions along with a combination of revenue management activities to offset higher inflation.
▪Completed the purchase of the Arkadelphia, Arkansas facility which will be converted into our previously announced new bakery to support growing consumer demand.
▪Repurchased $9.7 million of shares under our previously announced $150 million share repurchase program.
▪Announced the appointment of Travis Leonard as the Chief Financial Officer. Mr. Leonard will join the Company on May 11, 2022.

1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the first quarter of 2021. All measures of market performance contained in this press release, including point of sale and market share include all Company branded products within the SBG or Cookie categories as reported by Nielsen but do not include other products sold outside of those categories. All market data in this press release refer to the thirteen-week period ended April 2, 2022. The Company's leverage ratio is net debt (total long-term debt less cash) divided by the trailing twelve months adjusted EBITDA.

Guidance and Outlook
The Company is raising its full year 2022 guidance as follows:

	Updated Guidance	Previous Guidance
Net revenue growth	At least 12%	5% - 8%
Adjusted EBITDA	Towards the higher end of $280 - $290 million	$280 - $290 million
Adjusted EPS (diluted)*	$0.93 - $0.98	$0.93 - $0.98
Capital expenditures	$120 - $140 million (Including capacity expansion)	$120 - $140 million (Including capacity expansion)
Effective tax rate	27.0%	27.0%
*Based on weighted average shares outstanding of 139 to 140 million, updated from previous guidance of 137 to 138 million
The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for deferred taxes, remeasurement of the tax receivable agreement, and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.
First Quarter 2022 Compared to First Quarter 2021
Net revenue was $332.1 million, an increase of 25.1%, or $66.7 million, compared to $265.4 million with higher volumes accounting for approximately 15% of the quarterly growth, with the remaining growth from planned pricing actions and favorable product mix. Compared to the same period last year, sweet baked goods net revenue of $296.4 million increased 24.7% or $58.7 million, while cookies net revenue of $35.7 million increased 28.9% or $8.0 million.
Gross profit was $115.6 million, or 34.8% of net revenue compared to 36.0% in the same period last year. Adjusted gross profit margin of 34.9% declined from 36.0% in the same period last year due to transportation, labor and other input cost inflation partially offset by pricing actions and productivity initiatives. Adjusted gross profit increased 21.3% on higher volume and pricing actions.
Operating income was $58.3 million. Adjusted operating income of $61.8 million increased 31.5% from the same period last year as higher gross profit was partially offset by higher incentive compensation and other investments in workforce.
Adjusted EBITDA of $77.4 million, or 23.3% of net revenue, increased 23.8% from the same period last year driven by strong Hostess® branded volume and pricing actions, partially offset by transportation and input cost inflation as well as higher incentive compensation and other investments in the Company's workforce.
The Company's effective tax rate was 28.4% compared to 27.2% in the prior year. The increase in the tax rate is attributed to a discrete expense recognized during the current year period related to share-based compensation. The current year effective tax rate, excluding this discrete item was 27.1%.
Net income was $34.6 million. Adjusted net income of $38.0 million increased 41.3% from the same period last year. Diluted EPS was $0.25. Adjusted EPS was $0.27 compared to $0.20 in the prior year period as result of the higher net income.
Operating cash flows for the three months ended March 31, 2022 were $31.5 million compared to $32.9 million for the same period last year. Operating cash flow decreased slightly as the increase in earnings in the current year period was offset by an increase in working capital and additional tax refunds of $7.7 million received in the prior-year period.

Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, May 4, 2022 at 4:30 p.m. ET to discuss the results for the first quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through May 18, 2022, by dialing 844-512-2921 from the U.S., or 412-317-6671 internationally, and entering confirmation code 13728809. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess Brands, Inc. is a leading sweet snacks company focused on developing, manufacturing, marketing, selling and distributing snacks in North America sold under the Hostess® and Voortman® brands. The Company produces a variety of new and classic treats including iconic Hostess® Donettes®, Twinkies®, CupCakes, Ding Dongs® and Zingers®, as well as a variety of Voortman® cookies and wafers. For more information about Hostess Brands, Inc. please visit hostessbrands.com.

Investor Contact	Media Contact
Amit Sharma	Lauren Bettenga
816-701-4662	952-797-6839
asharma@hostessbrands.com	lauren.bettenga@clynch.com
Forward-Looking Statements
This press release contains statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company’s reputation and brand image; protecting intellectual property rights; leveraging the Company’s brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the continued ability to produce and successfully market products with extended shelf life; the ability to pass cost increases on to our customers; the ability to maintain or add additional shelf or retail space for the Company’s products; our ability to identify or complete strategic acquisitions, alliances, divestitures or joint ventures; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; adverse impact or disruption to our business caused by COVID-19 or future outbreaks of highly infectious or contagious diseases; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; significant changes in the availability and pricing of transportation; dependence on major customers; increased labor and employee related costs; strikes or work stoppages; product liability claims, product recalls, or regulatory enforcement actions; dependence on third parties for significant services; unanticipated business disruptions; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; consolidation of retail customers; unsuccessful implementation of business strategies to reduce costs; increased costs to comply with governmental regulation; failures, unavailability, or disruptions of the Company’s information technology systems; dependence on key personnel or a highly skilled and diverse workforce; the Company’s ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company’s Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company’s Annual Report on Form 10-K for 2021 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 to be filed today. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$238,431	$249,159
Accounts receivable, net	193,085	148,180
Inventories	59,867	52,813
Prepaids and other current assets	6,972	10,564
Total current assets	498,355	460,716
Property and equipment, net	354,055	335,305
Intangible assets, net	1,938,514	1,944,392
Goodwill	706,615	706,615
Other assets, net	42,821	19,283
Total assets	$3,540,360	$3,466,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$14,126	$14,170
Tax receivable agreement payments payable within one year	10,200	11,600
Accounts payable	90,591	68,104
Customer trade allowances	63,329	52,746
Accrued expenses and other current liabilities	36,873	47,009
Total current liabilities	215,119	193,629
Long-term debt and lease obligations	1,096,867	1,099,975
Tax receivable agreement obligations	134,222	134,265
Deferred tax liability	331,658	317,847
Other long-term liabilities	1,615	1,605
Total liabilities	1,779,481	1,747,321

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 142,487,326 issued and 138,275,493 shares outstanding as of March 31, 2022 and 142,031,329 shares issued and 138,278,573 shares outstanding as of December 31, 2021	14	14
Additional paid in capital	1,302,039	1,303,254
Accumulated other comprehensive income (loss)	17,720	(506)
Retained earnings	509,958	475,400
Treasury stock	(68,852)	(59,172)
Stockholders’ equity	1,760,879	1,718,990
Total liabilities and stockholders’ equity	$3,540,360	$3,466,311

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net revenue	$332,051	$265,421
Cost of goods sold	216,427	169,902
Gross profit	115,624	95,519
Operating costs and expenses:
Advertising and marketing	11,950	11,781
Selling expense	9,777	8,630
General and administrative	29,672	22,185
Amortization of customer relationships	5,878	5,878
Total operating costs and expenses	57,277	48,474
Operating income	58,347	47,045
Other expense (income):
Interest expense, net	9,666	10,017
Change in fair value of warrant liabilities	—	(76)
Other expense	436	363
Total other expense	10,102	10,304
Income before income taxes	48,245	36,741
Income tax expense	13,687	10,009
Net income	$34,558	$26,732

Earnings per Class A share:
Basic	$0.25	$0.20
Diluted	$0.25	$0.19
Weighted-average shares outstanding:
Basic	138,602,451	130,839,313
Diluted	139,565,136	137,186,889

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2022	March 31, 2021
Operating activities
Net income	$34,558	$26,732
Depreciation and amortization	13,297	12,691
Debt discount amortization	308	311
Change in fair value of warrant liabilities	—	(76)
Unrealized foreign exchange losses	317	123
Non-cash lease expense	125	329
Share-based compensation	2,339	2,723
Deferred taxes	7,322	6,646
Change in operating assets and liabilities:
Accounts receivable	(44,848)	(34,204)
Inventories	(7,054)	(2,796)
Prepaids and other current assets	3,735	13,112
Accounts payable and accrued expenses	10,866	6,582
Customer trade allowances	10,561	680
Net cash provided by operating activities	31,526	32,853

Investing activities
Purchases of property and equipment	(23,034)	(10,251)
Acquisition and development of software assets	(1,825)	(634)
Net cash used in investing activities	(24,859)	(10,885)

Financing activities
Repayments of long-term debt and lease obligations	(2,792)	(2,792)
Repurchase of common stock	(9,680)	—
Tax payments related to issuance of shares to employees	(5,216)	(843)
Cash received from exercise of options and warrants	1,662	7,984
Payments on tax receivable agreement	(1,443)	(1,600)
Net cash provided by (used in) financing activities	(17,469)	2,749
Effect of exchange rate changes on cash and cash equivalents	74	95
Net increase (decrease) in cash and cash equivalents	(10,728)	24,812
Cash and cash equivalents at beginning of period	249,159	173,034
Cash and cash equivalents at end of period	$238,431	$197,846

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$9,678	$9,807
Net taxes paid (refunded)	$(514)	$(8,191)
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$5,433	$4,026

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted net income, adjusted net income margin, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company's industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company's performance, estimate the Company's value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company's working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•does not reflect payments related to income taxes or the tax receivable agreement.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except percentages and per share data)

	Three Months Ended March 31, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$115,624	34.8%	$58,347	$34,558	10.4%	$0.25
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	317	0.1	—
Project consulting costs (1)	—	—	3,328	3,328	1.0	0.03
Other (2)	129	0.1	129	247	0.1	—
Discrete income tax expense	—	—	—	592	0.2	—
Tax impact of adjustments	—	—	—	(1,051)	(0.3)	(0.01)
Adjusted Non-GAAP results	$115,753	34.9%	$61,804	37,991	11.4	$0.27

Income tax				14,146	4.3
Interest expense				9,665	2.9
Depreciation and amortization				13,297	4.0
Share-based compensation				2,339	0.7
Adjusted EBITDA				$77,438	23.3%
(1) Project consulting costs are included in general and administrative on the condensed consolidated statement of operations.
(2) Costs related to certain corporate initiatives, of which $0.1 million is included in cost of goods sold and $0.1 million is included in other non-operating expenses on the condensed consolidated statement of operations.

	Three Months Ended March 31, 2021
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$95,519	36.0%	$47,045	$26,732	10.1%	$0.19
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	123	—	—
Change in fair value of warrant liabilities	—	—	—	(76)	—	—
Other (1)	—	—	—	239	—	0.01
Tax impact of adjustments	—	—	—	(99)	—	—
Adjusted Non-GAAP results	$95,519	36.0%	$47,045	26,919	10.1	$0.20

Income tax				10,108	3.8
Interest expense				10,017	3.8
Depreciation and amortization				12,691	4.8
Share-based compensation				2,723	1.0
Adjusted EBITDA				$62,458	23.5%
(1) Voortman acquisition related costs included in other non-operating expenses on the condensed consolidated statement of operations.